Dreyfus Premier Limited Term High Income Fund

Investing in fixed-income securities rated below investment grade for high current income


PROSPECTUS May 1, 2000


As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Contents

The Fund
--------------------------------------------------------------------------------

Goal/Approach                                                                1

Main Risks                                                                   2

Past Performance                                                             3

Expenses                                                                     4

Management                                                                   5

Financial Highlights                                                         6

Your Investment
-------------------------------------------------------------------------------

Account Policies                                                             8

Distributions and Taxes                                                     11

Services for Fund Investors                                                 12

Instructions for Regular Accounts                                           13

Instructions for IRAs                                                       14

For More Information
--------------------------------------------------------------------------------


INFORMATION ON THE FUND'S RECENT STRATEGIES AND HOLDINGS CAN BE FOUND IN THE CURRENT ANNUAL/SEMIANNUAL REPORT. SEE BACK COVER.

Dreyfus Premier Limited Term High Income Fund
                                           ---------------------------------

                                           Ticker Symbols  CLASS A: DPLTX

                                                      CLASS B: DLTBX

                                                      CLASS C: PTHIX

                                                        CLASS R: N/A

The Fund

GOAL/APPROACH


The fund seeks high current income. To pursue this goal, it normally invests at least 65% of its net assets in fixed-income securities that, at the time of purchase, are rated below investment grade ("high yield" or "junk" bonds) or are the unrated equivalent as determined by Dreyfus. The fund's portfolio may include various types of fixed-income securities, such as corporate bonds and notes, mortgage-related securities, asset-backed securities, zero coupon securities, convertible securities, preferred stock and other debt instruments of U.S. and foreign issuers.

In choosing securities, the portfolio manager seeks to capture the higher yields offered by junk bonds, while managing credit risk and the volatility caused by interest rate movements. The fund attempts to manage interest rate risk by maintaining an average effective portfolio duration of 3.5 years or less and an average effective portfolio maturity of 4 years or less, although there is no limit on the maturity or duration of individual securities. In calculating average effective maturity, the fund may treat a security that can be repurchased by its issuer on an earlier date (known as a "call date") as maturing on the call date rather than on its stated maturity date.


The fund's investment process is based on fundamental credit research, and at times, focusing on companies that are currently out-of-favor. The fund looks at a variety of factors when assessing a potential investment, including the company's financial strength, the state of the industry or sector it belongs to, the long-term fundamentals of that industry or sector, the company's management, and whether there is sufficient equity value in the company. Under certain circumstances, the fund may also invest in investment grade bonds. Under adverse market conditions, the fund could invest some or all of its assets in money market securities.

Concepts to understand

HIGH YIELD BONDS: those rated below BBB or Baa by credit rating agencies such as Standard & Poor's or Moody's. Because their issuers may be at an early stage of development or may have been unable to repay past debts, these bonds typically must offer higher yields than investment grade bonds to compensate investors for greater credit risk.

DURATION: a way of measuring a security's maturity in terms of the average time required to receive the present value of all interest and principal payments, which incorporates the security's yield, coupon interest payments, final maturity and option features into one measure.

The Fund


MAIN RISKS

Prices of bonds tend to move inversely with changes in interest rates. When rates rise, bond prices and the fund's share price usually drop. As a result, the value of your investment in the fund could go up and down, which means you could lose money. The fund's shorter maturity and duration will generally cause it to have a lower yield than longer-term funds that invest in high yield bonds. High yield bonds involve greater credit risk than investment grade bonds. They tend to be more volatile in price and less liquid and are considered speculative. As with stocks, the prices of high yield bonds can fall in response to bad news about the issuer, the issuer's industry or the economy in general. The fund's share price could also be hurt if it holds bonds of issuers that default on payments of principal or interest, or if there is a decline in the credit quality of a bond it holds, or the perception of a decline.

Other risk factors could have an effect on the fund's performance:

   o if the loans underlying the fund's mortgage-related securities are paid off earlier or later than expected, which could occur because of movements in market interest rates, the fund's share price or yield could be hurt and the duration of its portfolio affected

   o the value of certain types of stripped mortgage-backed securities may move in the same direction as interest rates

   o price and yield of any foreign debt security the fund may own may be affected by factors such as political/economic instability, changes in currency exchange rates and less liquid markets

   o if the high yield market becomes "illiquid," typically when there are many more sellers than buyers for the securities, the value of such securities, and the fund's share price, may fall dramatically

   o under certain market conditions, usually during periods of market illiquidity or rising interest rates, prices of the fund's "callable" issues are subject to increased price fluctuation because they can be expected to perform more like longer-term securities than shorter-term securities

The fund's investments in investment grade bonds and money market securities could also reduce the fund's yield and/or return.

Other potential risks

The fund may invest in options and futures to hedge the fund's portfolio. The fund may also invest up to 25% of its assets in asset-backed and mortgage-related securities, and sell short. These practices carry additional risk and sometimes may reduce returns or increase volatility. In addition, the fund may borrow for certain purposes including to facilitate trades in its portfolio securities (a form of leveraging), which could have the effect of magnifying the fund's gains or losses. At times, the fund may engage in short-term trading. This could increase the fund's transaction costs and taxable distributions, lowering its after-tax performance accordingly.


PAST PERFORMANCE


The bar chart and table below show some of the risks of investing in the fund. The bar chart shows the changes in the fund's Class A performance from year to year. Sales loads are not reflected in the chart; if they were, the returns shown would have been lower. The table compares the fund's average annual total return to that of the Merrill Lynch High Yield Master II Index ("Merrill Lynch Index"), a broad measure of bond performance, and to that of a Customized Limited Term High Yield Index, a blended index constructed by Dreyfus to manage the fund that is composed of four shorter-term sub-indexes* of the Merrill Lynch Index. Of course, past performance is no guarantee of future results.
--------------------------------------------------------------------------------
Year-by-year total return AS OF 12/31 EACH YEAR (%)
                                                                -0.10   1.99
90      91      92      93      94      95      96      97      98      99


CLASS A SHARES

BEST QUARTER:                    Q1 '98                        +3.84%

WORST QUARTER:                   Q3 '98                        -5.15%
--------------------------------------------------------------------------------

Average annual total return AS OF 12/31/99

                                                              Since inception
                                           1 Year                (6/2/97)
--------------------------------------------------------------------------------

CLASS A                                       -2.56%                 0.97%

CLASS B                                       -2.21%                 1.32%

CLASS C                                        0.31%                 2.01%

CLASS R                                        2.24%                 3.01%

MERRILL LYNCH INDEX                            2.51%                  5.40%**

DREYFUS CUSTOMIZED LIMITED
TERM HIGH YIELD INDEX*                         5.23%                  6.30%**

  * THE FOUR SUB-INDEXES, BLENDED AND MARKET WEIGHTED, ARE (I) BB-RATED 1-3 YEARS, (II) B-RATED 1-3 YEARS, (III) BB-RATED 3-5 YEARS, AND (IV) B-RATED 3-5 YEARS.

** FOR COMPARATIVE PURPOSES, THE VALUE OF EACH INDEX ON 5/31/97 IS USED AS THE BEGINNING VALUE ON 6/2/97.

What this fund is -- and isn't

This fund is a mutual fund: a pooled investment that is professionally managed and gives you the opportunity to participate in financial markets. It strives to reach its stated goal, although as with all mutual funds, it cannot offer guaranteed results.

An investment in this fund is not a bank deposit. It is not insured or guaranteed by the FDIC or any other government agency. It is not a complete investment program. You could lose money in this fund, but you also have the potential to make money.

The Fund


EXPENSES

As an investor, you pay certain fees and expenses in connection with the fund, which are described in the tables below.

Fee table
                                                                         CLASS A         CLASS B        CLASS C        CLASS R
---------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDER TRANSACTION FEES (FEES PAID FROM YOUR ACCOUNT)

Maximum front-end sales charge on purchases

% OF OFFERING PRICE                                                        4.50           NONE           NONE           NONE

Maximum contingent deferred sales charge (CDSC)

% OF PURCHASE OR SALE PRICE, WHICHEVER IS LESS                             NONE*          4.00           1.00           NONE
---------------------------------------------------------------------------------------------------------------------------------

ANNUAL FUND OPERATING EXPENSES (EXPENSES PAID FROM FUND ASSETS)

% OF AVERAGE DAILY NET ASSETS

Management fees                                                             .70            .70            .70            .70

Rule 12b-1 fee                                                              .25            .75           1.00           NONE

Other expenses                                                              .00            .00            .00            .00
--------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                                       .95           1.45           1.70            .70

* SHARES BOUGHT WITHOUT AN INITIAL SALES CHARGE AS PART OF AN INVESTMENT OF $1
MILLION OR MORE MAY BE CHARGED A CDSC OF 1.00% IF REDEEMED WITHIN ONE YEAR.


Expense example

                                               1 Year               3 Years             5 Years              10 Years
---------------------------------------------------------------------------------------------------------------------------------
CLASS A                                        $543                $739                 $952                 $1,564

CLASS B
WITH REDEMPTION                                $548                $759                 $992                 $1,476**

WITHOUT REDEMPTION                             $148                $459                 $792                 $1,476**

CLASS C
WITH REDEMPTION                                $273                $536                 $923                 $2,009
WITHOUT REDEMPTION                             $173                $536                 $923                 $2,009

CLASS R                                        $72                 $224                 $390                 $871

** ASSUMES CONVERSION OF CLASS B TO CLASS A AT END OF THE SIXTH YEAR FOLLOWING
THE DATE OF PURCHASE.


This example shows what you could pay in expenses over time. It uses the same hypothetical conditions other funds use in their prospectuses: $10,000 initial investment, 5% total return each year and no changes in expenses. Because actual return and expenses will be different, the example is for comparison only.

Concepts to understand

MANAGEMENT FEE: the fee paid to The Dreyfus Corporation for managing the fund. Unlike the arrangements between most investment advisers and their funds, Dreyfus pays all fund expenses except for brokerage fees, taxes, interest, fees and expenses of the independent directors, Rule 12b-1 fees and extraordinary expenses.

RULE 12B-1 FEE: the fee paid out of fund assets (attributable to appropriate share classes) for distribution expenses and shareholder service. Because this fee is paid out of the fund's assets on an ongoing basis, over time it will increase the cost of your investment and may cost you more than paying other types of sales charges.


MANAGEMENT


The investment adviser for the fund is The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166. Founded in 1947, Dreyfus manages more than $127 billion in over 160 mutual fund portfolios. For the past fiscal year, the fund paid Dreyfus a management fee at the annual rate of 0.70% of the fund's average daily net assets. Dreyfus is the primary mutual fund business of Mellon Financial Corporation, a global financial services company with approximately $2.5 trillion of assets under management, administration or custody, including approximately $485 billion under management. Mellon provides wealth management, global investment services and a comprehensive array of banking services for individuals, businesses and institutions. Mellon is headquartered in Pittsburgh, Pennsylvania.


The Dreyfus asset management philosophy is based on the belief that discipline and consistency are important to investment success. For each fund, Dreyfus seeks to establish clear guidelines for portfolio management and to be systematic in making decisions. This approach is designed to provide each fund with a distinct, stable identity.

Roger King, senior portfolio manager and head of taxable high yield investments at Dreyfus, has managed the fund since its inception. Mr. King has been employed by Dreyfus since February 1996 after serving as vice president and director of high yield research at Citibank Securities, Inc.


The fund, Dreyfus and Dreyfus Service Corporation (the fund's distributor) each have adopted a code of ethics that permits its personnel, subject to such code, to invest in securities, including securities that may be purchased or held by the fund. The Dreyfus code of ethics restricts the personal securities transactions of its employees, and requires portfolio managers and other investment personnel to comply with the code's preclearance and disclosure procedures. Its primary purpose is to ensure that personal trading by Dreyfus employees does not disadvantage any Dreyfus-managed fund.

The Fund


FINANCIAL HIGHLIGHTS

The following tables describe the performance of each share class for the fiscal periods indicated. "Total return" shows how much your investment in the fund would have increased (or decreased) during each period, assuming you had reinvested all dividends and distributions. These financial highlights have been independently audited by KPMG LLP, whose report, along with the fund's financial statements, is included in the annual report, which is available upon request.

                                                                                               YEAR ENDED DECEMBER 31,
 CLASS A                                                                                1999             1998             1997(1)
--------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)
 Net asset value, beginning of period                                                     11.33           12.46          12.50

 Investment operations:  Investment income -- net                                          1.12            1.15            .71
                         Net realized and unrealized gain (loss) on investments            (.90)          (1.14)          (.04)

 Total from investment operations                                                           .22             .01            .67

 Distributions:          Dividends from investment income -- net                          (1.10)          (1.14)          (.71)

 Net asset value, end of period                                                           10.45           11.33          12.46

 Total return (%) (2)                                                                      1.99            (.10)          9.16(3)
---------------------------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

 Ratio of operating expenses to average net assets (%)                                      .95             .95            .95(3)

 Ratio of interest expense to average net assets (%)                                        .01             .02            .08(3)

 Ratio of net investment income to average net assets (%)                                 10.19            9.55           9.34(3)

 Portfolio turnover rate (%)                                                              40.79           45.34          28.83(4)
---------------------------------------------------------------------------------------------------------------------------------

 Net assets, end of period ($ x 1,000)                                                  106,959         147,131         65,705

(1)  FROM MAY 30, 1997 (COMMENCEMENT OF INITIAL OFFERING) TO DECEMBER 31, 1997.

(2)  EXCLUSIVE OF SALES CHARGE.

(3)  ANNUALIZED.

(4)  NOT ANNUALIZED.

                                                                                                YEAR ENDED DECEMBER 31,
 CLASS B                                                                             1999             1998             1997(1)
-------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

 Net asset value, beginning of period                                                   11.33           12.46          12.50

 Investment operations:  Investment income -- net                                        1.06            1.09            .66
                         Net realized and unrealized gain (loss) on investments          (.89)          (1.14)          (.04)

 Total from investment operations                                                         .17            (.05)           .62

 Distributions:          Dividends from investment income -- net                        (1.05)          (1.08)          (.66)

 Net asset value, end of period                                                         10.45           11.33          12.46

 Total return (%) (2)                                                                    1.48            (.61)          8.57(3)
---------------------------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

 Ratio of operating expenses to average net assets (%)                                   1.45            1.45           1.45(3)

 Ratio of interest expense to average net assets (%)                                      .01             .02            .09(3)

 Ratio of net investment income to average net assets (%)                                9.70            9.02           8.73(3)

 Portfolio turnover rate (%)                                                            40.79           45.34          28.83(4)
---------------------------------------------------------------------------------------------------------------------------------
 Net assets, end of period ($ x 1,000)                                                562,605         551,415        198,057

(1)  FROM MAY 30, 1997 (COMMENCEMENT OF INITIAL OFFERING) TO DECEMBER 31, 1997.

(2)  EXCLUSIVE OF SALES CHARGE.

(3)  ANNUALIZED.

(4)  NOT ANNUALIZED.

                                                                                            YEAR ENDED DECEMBER 31,
 CLASS C                                                                              1999             1998             1997(1)
--------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

 Net asset value, beginning of period                                                   11.33           12.47          12.50

 Investment operations:  Investment income -- net                                        1.04            1.06            .65
                         Net realized and unrealized gain (loss) on investments          (.90)          (1.15)          (.03)

 Total from investment operations                                                         .14            (.09)           .62

 Distributions:          Dividends from investment income -- net                        (1.02)          (1.05)          (.65)

 Net asset value, end of period                                                         10.45           11.33          12.47

 Total return (%) (2)                                                                    1.23            (.93)          8.47(3)
---------------------------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

 Ratio of operating expenses to average net assets (%)                                   1.70             1.70          1.70(3)

 Ratio of interest expense to average net assets (%)                                      .01              .02           .09(3)

 Ratio of net investment income to average net assets (%)                                9.45             8.77          8.54(3)

 Portfolio turnover rate (%)                                                            40.79            45.34         28.83(4)
---------------------------------------------------------------------------------------------------------------------------------

 Net assets, end of period ($ x 1,000)                                                170,011          204,184           67,495

(1)  FROM MAY 30, 1997 (COMMENCEMENT OF INITIAL OFFERING) TO DECEMBER 31, 1997.

(2)  EXCLUSIVE OF SALES CHARGE.

(3)  ANNUALIZED.

(4)  NOT ANNUALIZED.

                                                                                                   YEAR ENDED DECEMBER 31,
 CLASS R                                                                               1999             1998             1997(1)
------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

 Net asset value, beginning of period                                                   11.32            12.45          12.50

 Investment operations:  Investment income -- net                                        1.05             1.25            .81
                         Net realized and unrealized gain (loss) on investments          (.80)           (1.21)          (.14)

 Total from investment operations                                                         .25              .04            .67

 Distributions:          Dividends from investment income -- net                        (1.13)           (1.17)          (.72)

 Net asset value, end of period                                                         10.44            11.32          12.45

 Total return (%)                                                                        2.24              .14           9.26(2)
---------------------------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

 Ratio of operating expenses to average net assets (%)                                    .70              .70            .75(2)

 Ratio of interest expense to average net assets (%)                                      .01              .03            .05(2)

 Ratio of net investment income to average net assets (%)                               10.65            10.41          10.08(2)

 Portfolio turnover rate (%)                                                            40.79            45.34          28.83(3)
---------------------------------------------------------------------------------------------------------------------------------

 Net assets, end of period ($ x 1,000)                                                    329              127            127

(1)  FROM MAY 30, 1997 (COMMENCEMENT OF INITIAL OFFERING) TO DECEMBER 31, 1997.

(2)  ANNUALIZED.

(3)  NOT ANNUALIZED.

The Fund

Your Investment

ACCOUNT POLICIES

THE DREYFUS PREMIER FUNDS are designed primarily for people who are investing through a third party, such as a bank, broker-dealer or financial adviser, or in a 401(k) or other retirement plan. Third parties with whom you open a fund account may impose policies, limitations and fees which are different from those described here.


YOU WILL NEED TO CHOOSE A SHARE CLASS before making your initial investment. In making your choice, you should weigh the impact of all potential costs over the length of your investment, including sales charges and annual fees. For example, in some cases, it can be more economical to pay an initial sales charge than to choose a class with no initial sales charge but higher annual fees and a contingent deferred sales charge (CDSC).


   o CLASS A shares may be appropriate for investors who prefer to pay the fund's sales charge up front rather than upon the sale of their shares, want to take advantage of the reduced sales charges available on larger investments and/or have a longer-term investment horizon

   o CLASS B shares may be appropriate for investors who wish to avoid a front-end sales charge, put 100% of their investment dollars to work immediately and/or have a longer-term investment horizon

   o CLASS C shares may be appropriate for investors who wish to avoid a front-end sales charge, put 100% of their investment dollars to work immediately and/or have a shorter-term investment horizon


   o CLASS R shares are designed for eligible institu-tions on behalf of their clients (individuals may not purchase these shares directly)


Your financial representative can help you choose the share class that is appropriate for you.

Reduced Class A sales charge

LETTER OF INTENT: lets you purchase Class A shares over a 13-month period and receive the same sales charge as if all shares had been purchased at once.


RIGHT OF ACCUMULATION: lets you add the value of any shares you own in this fund, any other Dreyfus Premier fund, or any other fund that is advised by Founders Asset Management LLC ("Founders"), an affiliate of Dreyfus, sold with a sales load, to the amount of your next Class A investment for purposes of calculating the sales charge.


CONSULT THE STATEMENT OF ADDITIONAL INFORMATION (SAI) OR YOUR FINANCIAL REPRESENTATIVE FOR MORE DETAILS.


Share class charges


EACH SHARE CLASS has its own fee structure. In some cases, you may not have to pay or may qualify for a reduced sales charge to buy or sell shares. Consult your financial representative or the SAI to see if this may apply to you.
--------------------------------------------------------------------------------
Sales charges

CLASS A -- CHARGED WHEN YOU BUY SHARES

                                    Sales charge           Sales charge
                                    deducted as a %        as a % of your
Your investment                     of offering price      net investment
--------------------------------------------------------------------------------
Up to $49,999                       4.50%                  4.70%

$50,000 -- $99,999                  4.00%                  4.20%

$100,000 -- $249,999                3.00%                  3.10%

$250,000 -- $499,999                2.50%                  2.60%

$500,000 -- $999,999                2.00%                  2.00%

$1 million or more*                 0.00%                  0.00%


* A 1.00% CDSC may be charged on any shares sold within one year of purchase (except shares bought through dividend reinvestment).


Class A shares also carry an annual Rule 12b-1 fee of 0.25% of the class's average daily net assets.
--------------------------------------------------------------------------------

CLASS B -- CHARGED WHEN YOU SELL SHARES

                                    CDSC as a % of your initial
Years since purchase                 investment or your redemption
was made                            (whichever is less)
--------------------------------------------------------------------------------

Up to 2 years                       4.00%

2 -- 4 years                        3.00%

4 -- 5 years                        2.00%

5 -- 6 years                        1.00%

More than 6 years                   Shares will automatically
                                    convert to Class A

Class B shares also carry an annual Rule 12b-1 fee of 0.75% of the class's average daily net assets.
--------------------------------------------------------------------------------

CLASS C -- CHARGED WHEN YOU SELL SHARES

A 1.00% CDSC is imposed on redemptions made within the first year of purchase. Class C shares also carry an annual Rule 12b-1 fee of 1.00% of the class's average daily net assets.
--------------------------------------------------------------------------------

CLASS R -- NO SALES LOAD OR RULE 12B-1 FEES

Buying shares

THE NET ASSET VALUE (NAV) of each class is generally calculated as of the close of trading on the New York Stock Exchange ("NYSE") (usually 4:00 p.m. Eastern time) every day the exchange is open. Your order will be priced at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. The fund's investments are generally valued based on market value or, where market quotations are not readily available, based on fair value as determined in good faith by the fund's board.

ORDERS TO BUY AND SELL SHARES received by dealers by the close of trading on the NYSE and transmitted to the distributor or its designee by the close of its business day (normally 5:15 p.m. Eastern time) will be based on the NAV determined as of the close of trading on the NYSE that day.
--------------------------------------------------------------------------------
Minimum investments

                                   Initial            Additional
--------------------------------------------------------------------------------
REGULAR ACCOUNTS                   $1,000             $100; $500 FOR
                                                      TELETRANSFER INVESTMENTS

TRADITIONAL IRAS                   $750               NO MINIMUM

SPOUSAL IRAS                       $750               NO MINIMUM

ROTH IRAS                          $750               NO MINIMUM

EDUCATION IRAS                     $500               NO MINIMUM
                                                      AFTER THE FIRST YEAR

DREYFUS AUTOMATIC                  $100               $100
INVESTMENT PLANS

All investments must be in U.S. dollars. Third-party checks cannot be accepted. You may be charged a fee for any check that does not clear. Maximum TeleTransfer purchase is $150,000 per day.

Concepts to understand

NET ASSET VALUE (NAV): the market value of one share, computed by dividing the total net assets of a fund or class by its shares outstanding. The fund's Class A shares are offered to the public at NAV plus a sales charge. Classes B, C and R are offered at NAV, but Classes B and C generally are subject to higher annual operating expenses and a CDSC.

Your Investment

ACCOUNT POLICIES (CONTINUED)

Selling shares

YOU MAY SELL (REDEEM) SHARES AT ANY TIME through your financial representative, or you can contact the fund directly. Your shares will be sold at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. Any certificates representing fund shares being sold must be returned with your redemption request. Your order will be processed promptly and you will generally receive the proceeds within a week.


TO KEEP YOUR CDSC AS LOW AS POSSIBLE, each time you request to sell shares we will first sell shares that are not subject to a CDSC, and then those subject to the lowest charge. The CDSC is based on the lesser of the original purchase cost or the current market value of the shares being sold, and is not charged on shares you acquired by reinvesting your dividends. There are certain instances when you may qualify to have the CDSC waived. Consult your financial representative or the SAI for details.


BEFORE SELLING RECENTLY PURCHASED SHARES, please note that if the fund has not yet collected payment for the shares you are selling, it may delay sending the proceeds for up to eight business days or until it has collected payment.

General policies

UNLESS YOU DECLINE TELEPHONE PRIVILEGES on your application, you may be responsible for any fraudulent telephone order as long as Dreyfus takes reasonable measures to verify the order.

THE FUND RESERVES THE RIGHT TO:

   o refuse any purchase or exchange request that could adversely affect the fund or its operations, including those from any individual or group who, in the fund's view, is likely to engage in excessive trading (usually defined as more than four exchanges out of the fund within a calendar year)

   o refuse any purchase or exchange request in excess of 1% of the fund's total assets

   o change or discontinue its exchange privilege, or temporarily suspend this privilege during unusual market conditions

   o     change its minimum investment amounts

   o delay sending out redemption proceeds for up to seven days (generally applies only in cases of very large redemptions, excessive trading or during unusual market conditions)

The fund also reserves the right to make a "redemption in kind" -- payment in portfolio securities rather than cash -- if the amount you are redeeming is large enough to affect fund operations (for example, if it represents more than 1% of the fund's assets).

Written sell orders

Some circumstances require written sell orders along with signature guarantees. These include:


   o amounts of $10,000 or more on accounts whose address has been changed within the last 30 days


   o     requests to send the proceeds to a different payee or address

Written sell orders of $100,000 or more must also be signature guaranteed.

A SIGNATURE GUARANTEE helps protect against fraud. You can obtain one from most banks or securities dealers, but not from a notary public. For joint accounts, each signature must be guaranteed. Please call us to ensure that your signature guarantee will be processed correctly.

Small account policies

To offset the relatively higher costs of servicing smaller accounts, the fund charges regular accounts with balances below $2,000 an annual fee of $12. The fee will be imposed during the fourth quarter of each calendar year.

The fee will be waived for: any investor whose aggregate Dreyfus mutual fund investments total at least $25,000; IRA accounts; accounts participating in automatic investment programs; accounts opened through a financial institution.

If your account falls below $500, the fund may ask you to increase your balance. If it is still below $500 after 30 days, the fund may close your account and send you the proceeds.


DISTRIBUTIONS AND TAXES


THE FUND USUALLY PAYS ITS SHAREHOLDERS monthly dividends from its net investment income and distributes any net capital gains it has realized once a year. Each share class will generate a different dividend because each has different expenses. Your distributions will be reinvested in the fund unless you instruct the fund otherwise. There are no fees or sales charges on reinvestments.

FUND DIVIDENDS AND OTHER DISTRIBUTIONS ARE TAXABLE to most investors (unless your investment is in an IRA or other tax-advantaged account). The tax status of any distribution is the same regardless of how long you have been in the fund and whether you reinvest your distributions or take them in cash. In general, distributions are federally taxable as follows:
--------------------------------------------------------------------------------

Taxability of distributions

Type of                       Tax rate for          Tax rate for
distribution                  15% bracket           28% bracket or above
--------------------------------------------------------------------------------

INCOME                        ORDINARY              ORDINARY
DIVIDENDS                     INCOME RATE           INCOME RATE

SHORT-TERM                    ORDINARY              ORDINARY
CAPITAL GAINS                 INCOME RATE           INCOME RATE

LONG-TERM
CAPITAL GAINS                 10%                   20%

Because everyone's tax situation is unique, always consult your tax professional about federal, state and local tax consequences.

Taxes on transactions

Except for tax-advantaged accounts, any sale or exchange of fund shares, including through the checkwriting privilege, may generate a tax liability. Of course, withdrawals or distributions from tax-deferred accounts are taxable when received.

The table at left can provide a guide for potential tax liability when selling or exchanging fund shares. "Short-term capital gains" applies to fund shares sold or exchanged up to 12 months after buying them. "Long-term capital gains" applies to shares sold or exchanged after 12 months.


Your Investment

SERVICES FOR FUND INVESTORS

THE THIRD PARTY THROUGH WHOM YOU PURCHASED fund shares may impose different restrictions on these services and privileges offered by the fund, or may not make them available at all. Consult your financial representative for more information on the availability of these services and privileges.

Automatic services

BUYING OR SELLING SHARES AUTOMATICALLY is easy with the services described below. With each service, you select a schedule and amount, subject to certain restrictions. You can set up most of these services with your application, or by calling your financial representative or 1-800-554-4611.
--------------------------------------------------------------------------------

For investing

DREYFUS AUTOMATIC               For making automatic investments
ASSET BUILDER((reg.tm))         from a designated bank account.

DREYFUS GOVERNMENT              For making automatic investments
DIRECT DEPOSIT                  from your federal employment,
PRIVILEGE                       Social Security or other regular
                                federal government check.

DREYFUS DIVIDEND                For automatically reinvesting the
SWEEP                           dividends and distributions from
                                the fund into another Dreyfus fund
                                or certain Founders-advised funds
                                (not available for IRAs).
--------------------------------------------------------------------------------

For exchanging shares

DREYFUS AUTO-                   For making regular exchanges from
EXCHANGE PRIVILEGE              the fund into another Dreyfus fund
                                or certain Founders-advised funds.
--------------------------------------------------------------------------------

For selling shares

DREYFUS AUTOMATIC               For making regular withdrawals
WITHDRAWAL PLAN                 from most Dreyfus funds. There will  be no CDSC
                                on Class B shares, as long as the amounts withdrawn do not exceed 12% annually of the account value at the time the shareholder elects to participate in the plan.


Checkwriting privilege (Class A only)


YOU CAN WRITE REDEMPTION CHECKS for Class A shares for $500 or more. Please consider share price fluctuations when doing so. Checks are free, but a stop payment fee may be charged. Do not use checks to close an account. Do not postdate your checks.

Exchange privilege


YOU CAN EXCHANGE SHARES WORTH $500 OR MORE (no minimum for retirement accounts) from one class of the fund into the same class of another Dreyfus Premier fund or Founders-advised fund. You can request your exchange by contacting your financial representative. Be sure to read the current prospectus for any fund into which you are exchanging before investing. Any new account established through an exchange will generally have the same privileges as your original account (as long as they are available). There is currently no fee for exchanges, although you may be charged a sales load when exchanging into any fund that has a higher one.


TeleTransfer privilege

TO MOVE MONEY BETWEEN YOUR BANK ACCOUNT and your Dreyfus fund account with a phone call, use the TeleTransfer privilege. You can set up TeleTransfer on your account by providing bank account information and following the instructions on your application, or contact your financial representative.

Reinvestment privilege

UPON WRITTEN REQUEST, YOU CAN REINVEST up to the number of Class A or B shares you redeemed within 45 days of selling them at the current share price without any sales charge. If you paid a CDSC, it will be credited back to your account. This privilege may be used only once.

Account statements

EVERY FUND INVESTOR automatically receives regular account statements. You'll also be sent a yearly statement detailing the tax characteristics of any dividends and distributions you have received.


INSTRUCTIONS FOR REGULAR ACCOUNTS

   TO OPEN AN ACCOUNT

            In Writing

   Complete the application.

   Mail your application and a check to:
   Name of Fund
   P.O. Box 6587, Providence, RI 02940-6587
   Attn: Institutional Processing


TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your account number on your check.

Mail the slip and the check to: Name of Fund P.O. Box 6587, Providence, RI 02940-6587 Attn: Institutional Processing


           By Telephone

   WIRE Have your bank send your investment to Boston Safe Deposit & Trust Co., with these instructions:

   * ABA# 011001234

   * DDA# 044350

   * the fund name

   * the share class

   * your Social Security or tax ID number

   * name(s) of investor(s)

   * dealer number if applicable

   Call us to obtain an account number. Return your application with the account number on the application.

WIRE Have your bank send your investment to Boston Safe Deposit & Trust Co., with these instructions:

* ABA# 011001234

* DDA# 044350

* the fund name

* the share class

* your account number

* name(s) of investor(s)

* dealer number if applicable

ELECTRONIC CHECK Same as wire, but before your account number insert "4550" for Class A, "4560" for Class B, "4570" for Class C, or "4580" for Class R.

TELETRANSFER Request TeleTransfer on your application. Call us to request your transaction.

           Automatically

   WITH AN INITIAL INVESTMENT  Indicate
on your application which automatic service(s) you want. Return your application with your investment.

ALL SERVICES Call us or your financial representative to request a form to add any automatic investing service (see "Services for Fund Investors"). Complete and return the form along with any other required materials.

TO SELL SHARES

Write a redemption check (Class A only) OR write a letter of instruction that includes:

* your name(s) and signature(s)

* your account number

* the fund name

* the dollar amount you want to sell

* how and where to send the proceeds


Obtain a signature guarantee or other  documentation, if required (see page 10)


Mail your request to: The Dreyfus Family of Funds P.O. Box 6587, Providence, RI 02940-6587 Attn: Institutional Processing

TELETRANSFER Call us or your financial representative to request your transaction. Be sure the fund has your bank account information on file. Proceeds will be sent to your bank by electronic check.

AUTOMATIC WITHDRAWAL PLAN Call us or your financial representative to request a form to add the plan. Complete the form, specifying the amount and frequency of withdrawals you would like.

Be sure to maintain an account balance of $5,000 or more.

To open an account, make subsequent investments or to sell shares, please contact your financial representative or call toll free in the U.S. 1-800-554-4611. Make checks payable to: THE DREYFUS FAMILY OF FUNDS.

Concepts to understand

WIRE TRANSFER: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

ELECTRONIC CHECK: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

Your Investment


INSTRUCTIONS FOR IRAS

   TO OPEN AN ACCOUNT

            In Writing

   Complete an IRA application, making sure to specify the fund name and to indicate the year the contribution is for.

   Mail your application and a check to:
The Dreyfus Trust Company, Custodian P.O. Box 6427, Providence, RI 02940-6427
Attn: Institutional Processing


TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your account number on your check. Indicate the year the contribution is for.

Mail the slip and the check to: The Dreyfus Trust Company, Custodian P.O. Box 6427, Providence, RI 02940-6427 Attn: Institutional Processing


           By Telephone

WIRE Have your bank send your investment to Boston Safe Deposit & Trust Co., with these instructions:

* ABA# 011001234

* DDA# 044350

* the fund name

* the share class * your account number

* name of investor

* the contribution year

* dealer number if applicable

ELECTRONIC CHECK Same as wire, but before your account number insert "4550" for Class A, "4560" for Class B, "4570" for Class C, or "4580" for Class R.

            Automatically

ALL SERVICES Call us or your financial representative to request a form to add any automatic investing service (see "Services for Fund Investors"). Complete and return the form along with any other required materials. All contributions will count as current year.

TO SELL SHARES

Write a letter of instruction that includes:

* your name and signature

* your account number and fund name

* the dollar amount you want to sell

* how and where to send the proceeds

* whether the distribution is qualified or premature

* whether the 10% TEFRA should be withheld


Obtain a signature guarantee or other documentation, if required (see page 10).


Mail your request to: The Dreyfus Trust Company P.O. Box 6427, Providence, RI 02940-6427 Attn: Institutional Processing


SYSTEMATIC WITHDRAWAL PLAN Call us to request instructions to establish the plan.

For information and assistance, contact your financial representative or call toll free in the U.S. 1-800-554-4611. Make checks payable to: THE DREYFUS TRUST COMPANY, CUSTODIAN.


NOTES

For More Information

Dreyfus Premier Limited Term High Income Fund

A series of The Dreyfus/Laurel Funds Trust
--------------------------------------

SEC file number:  811-5240

More information on this fund is available free upon request, including the following:

Annual/Semiannual Report

Describes the fund's performance, lists portfolio holdings and contains a letter from the fund's manager discussing recent market conditions, economic trends and fund strategies that significantly affected the fund's performance during the last fiscal year.

Statement of Additional Information (SAI)

Provides more details about the fund and its policies. A current SAI is on file with the Securities and Exchange Commission (SEC) and is incorporated by reference (is legally considered part of this prospectus).

To obtain information:

BY TELEPHONE Call your financial representative or 1-800-554-4611

BY MAIL Write to: The Dreyfus Premier Family of Funds 144 Glenn Curtiss Boulevard Uniondale, NY 11556-0144


ON THE INTERNET Text-only versions of certain fund documents can be viewed online or downloaded from: http://www.sec.gov

You can also obtain copies by visiting the SEC's Public Reference Room in Washington, DC (for information, call 1-202-942-8090) or, after paying a duplicating fee, by E-mail request to publicinfo@sec.gov, or by writing to the SEC's Public Reference Section, Washington, DC 20549-0102.


(c) 2000 Dreyfus Service Corporation
029P0500